Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, SECOND QUARTER
August 4, 2010 @ 11:00 AM EDT

Stephen:

Thank you and good morning.  We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss second quarter results.  Joining me today is John Foy, CBL’s Chief Financial Officer and Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website.  This call will also be available for replay on the Internet through a link on our website at cblproperties.com.  This conference call is the property of CBL & Associates Properties, Inc.  Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G.  A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

Stephen:

Thank you, Katie.

Last month, we welcomed over 120 retailers at our 14th annual Connection event in Chattanooga. We experienced a 25% increase in retailer attendance this year and including few new retail names including Cotton On, Clark’s, Aerosoles, Rue 21, Complete Nutrition and others.  This event has been an extremely successful leasing tool over the years, providing us with a great opportunity to turn conversations started at ICSC’s RECon into signed deals.  We recognize that the leasing environment remains challenging and macroeconomic trends have been inconsistent.  However, we are encouraged by the continuation of positive sales growth, the limited retail bankruptcy activity, and the retailers’ ability to maintain their improved operating margins.

In part because of the strong relationships we enjoy with our retail partners, we have been able to achieve marked improvement in our occupancy rates.  Our, portfolio occupancy advanced 160 basis points and stabilized mall occupancy improved by 100 basis points compared with last year.  Contributing to this growth was the re-leased box locations taking occupancy in the associated center and community center portfolio as well as specialty stores continuing to fulfill their expansion plans and sign new deals.  Our occupancy improvements this year are an indication of the demand that we are receiving from retailers and their desire to locate in our dominant properties in each market.

LEASING
During the second quarter we signed nearly 1.3 million square feet of leases including 1.2 million square feet of leases in our operating portfolio with the balance in new development.  The leases signed in our operating portfolio included 725,000 square feet of new leases and 480,000 square feet of renewals.

While we are far from satisfied, we are encouraged that leasing spreads will improve as we move into the second half of the year.  On a same space basis, rental rates were signed at an average decrease of 10.9% from the prior gross rent per square foot in the second quarter.  We would point out that the expiring rents per square foot were about 7% higher on stabilized malls than the first quarter expirations.  There were a few deals that disproportionately impacted our results this quarter that we thought notable enough to mention.  We signed nine leases totaling approximately 70,000 square feet with two national apparel retailers this quarter.  These nine deals negatively impacted our mall average leasing spread by nearly 4.5%.  The lease terms on these spaces are two years or less as we intend to back fill the locations at market rents.  We are continuing to sign shorter term deals where the rents are below where we would like to see them, but with less frequency.  This quarter roughly 40% of the deals had terms of three years or less compared with 60% in the first quarter and roughly 70% in 2009. We are pleased by this trend and, excluding the nine deals, feel the lease signings this quarter overall were healthier than in prior quarters.  We are hopeful that lease spreads will improve through the year as retailer demand grows and sales gains continue.

RETAIL SALES:
Same-store sales showed improvement through the second quarter.  Year-to-date we posted a 2.1% increase compared with the prior year.  We are optimistic that the positive trends will be sustainable for the remainder of the year with ICSC and the NRF predicting healthy same-store gains from the back-to-school shopping season and with retailers keeping a close eye on their inventories.

BANKRUPTCY UPDATE:
Store closures due to bankruptcy have been limited year-to-date compared with historic averages.  The only major retailer in our portfolio to file for bankruptcy protection this year is Trade Secret.  We anticipate five stores closing as a result of their bankruptcy, representing $266,000 in annual gross rents and comprising 5,000 square feet.

DISPOSITIONS
During the quarter we completed the sale of our 50.6% interest in Plaza del Sol, a 260,000 square foot shopping center in Del Rio, TX.  We are continuing to explore opportunities to dispose of non-core properties where we see attractive cap rates.  Many of you have seen the reports in the press on six grocery anchored centers that we are in the process of marketing.  The centers include Settlers Ridge in Pittsburgh, Milford Marketplace in Milford, CT; West Town Crossing in Madison, WI; Oak Hollow Square in High Point, NC; Westridge Square in Greensboro; and Eastgate Crossing in Cincinnati.  Given the amount of recent interest and activity in the grocery anchored space, we thought it would be a good time to test the market with these six centers.  They are all well-located, highly productive centers with average occupancy in the mid-nineties.  Since the process is on-going it would not be appropriate to discuss any additional details related to pricing or timing, but we have received strong interest and believe prospects are promising.

DEVELOPMENT
This week we commenced construction on second phases of our centers in Burlington, NC and Pittsburgh, PA.  In 2007, we opened Alamance Crossing and have now started construction on Alamance West, the 210,000-square-foot second phase.  We have executed documents with the anchors, which include a wholesale club, a sporting goods store and an 80,000-square-foot fashion anchor.  Alamance West is scheduled to open fall 2011.   We are also starting construction on a 78,000-square-foot expansion of Settlers Ridge, which we opened last year.  The project will include Michaels, Ross Dress for Less and an additional junior anchor.  The project will open next spring.  The initial pro forma returns on both of these developments are very healthy in the 9% – 11% yield range on an unleveraged basis.

Construction is also progressing on our ground up development in Madison, MS. The first phase of this 75/25 joint venture community center project includes 110,000 square feet comprised of three boxes, Dick’s Sporting Goods, Best Buy and Stein Mart.  The project is 100% leased and is scheduled to open later this year.

I’ll now turn it over to John for the financial review.

John:

Thank you, Stephen.

The strength of the credit markets over the past few months has improved considerably, including the reemergence of the CMBS market.  In June we announced almost $300 million of financing activity at a weighted average interest rate of 6.58%.  We closed five separate non-recourse loans including three CMBS loans and two institutional loans.  In total, these financings generated net excess proceeds of $51.5 million.  In July we paid off Parkdale Mall and Parkdale Crossing in Beaumont, TX and contributed the properties to the collateral pool for our $560 million credit facility.  It was encouraging to receive more reasonable appraisal valuations on our most recent financings than what we experienced a year ago.   We have three remaining permanent loans maturing this year, secured by Stroud Mall in Stroudsburg, PA, Wausau Center in Wausau, WI and York Galleria in York, PA.  We expect that Stroud Mall and York Galleria will be paid off at maturity and contributed to the $560 million credit facility.  We anticipate refinancing or paying off Wausau Center at maturity.

Last week we completed the extension and modification of our $105 million secured line of credit through June 2012.  This facility was scheduled to mature in June 2011.  It has been our practice to negotiate an additional one-year extension of this facility each year.  The terms of the facility stayed substantially the same, maintaining the current interest rate of 300 bps over LIBOR with a rate floor of 4.5%.

As of June 30, 2010 we had more than $550 million available on our lines of credit.  Our financial covenants remained sound with a debt to GAV ratio of 54% and an interest coverage ratio of 2.3 times for the rolling twelve months.

FINANCIAL REVIEW:

We reported FFO per share for the second quarter 2010 of $0.49, excluding the impairment of real estate.  We have previously talked about Oak Hollow Mall in High Point, NC, having negotiated a cash flow mortgage with the lender.  This quarter, the lender indicated that they would be willing to write down the loan.  As a result, we determined that it was likely that we would sell or convey the property to the lender, which resulted in the impairment charge of $25.4 million or $0.13 per share.   We have entered into a contract to sell the center and the prospective buyer is currently conducting due diligence.  In connection with the sale we have reached an agreement with the lender to reduce the $39.6 million loan to equal the net sales proceeds.  When we complete the disposition, we expect to record a gain on the extinguishment of debt of approximately $27.6 million.   When the sale is completed this would provide a $2.2 million favorable impact to FFO for the full-year, net of the impairment.  While we are still in the early stages of the sale, we anticipate that the sale will close and we will be able to recognize the gain before the end of the year.

Total same-center NOI for the malls in the second quarter, excluding lease termination fees, declined 2.9% from the prior year period.  Portfolio same-center NOI, excluding lease termination fees, declined 3.3% from the prior year.  As expected, NOI is experiencing pressure from the lower rents on leases signed over the last year.  As we have previously indicated, our expense reduction measures were fully implemented by the second quarter 2009, creating a more difficult comparison.  We are optimistic that as traffic and sales continue to increase throughout the year we will gain traction in the lease negotiations as well as benefit from improvements in specialty leasing, sponsorship and percentage rents.

Other major variances in this quarter’s results included:

A $1.4 million decline in bad debt expense from the prior year period.

A $5.1 million decline in depreciation and amortization expense, which was primarily the result of the decline in tenant allowance write-offs.

Our cost recovery ratio for the second quarter was 100.5% compared with 105.8% in the prior-year period.

Variable rate debt was 18.3% of total market capitalization at June 30, 2010 versus 17.6% as of the end of the prior year period.  As of June 30, 2010 variable rate debt represented 26.8% of our share of consolidated and unconsolidated debt compared with 21.2% at the close of the prior year quarter.  Our variable rate debt has increased over the prior year as a result of the expiration of $400 million of swaps that were in place in the prior year as well as borrowings under our $560 million line of credit to pay off certain CMBS mortgages.

GUIDANCE:

We have increased 2010 FFO guidance by $0.05 per share to the range of $1.87 to $1.95 per share.  The guidance incorporates the net $2.2 million favorable impact of the impairment of real estate on Oak Hollow Mall this quarter offset by the anticipated gain on extinguishment of debt later this year. We also adjusted our guidance to reflect savings from the continued favorable interest rate environment.  Other major assumptions include estimated gains on outparcel sales of $3.0 million to $5.0 million and same center NOI growth of negative 1.5% to negative 3.5%.

CONCLUSION:

While we are never satisfied with negative same-center NOI, second quarter results were inline with our expectations.  We have an optimistic outlook for the remainder of the year and are focused on returning to positive internal growth by maximizing opportunities within our portfolio.  As the economy slowly moves forward, retailers are beginning to unveil expansion plans and we are confident that our portfolio will be an important source to satisfy those plans.  The stability of our markets and profitability of the stores in our malls is an attractive prospect for retailers as evidenced by our occupancy improvements year-over-year.  We expect that to continue, and as the supply-demand dynamic moves back in our direction over time, we anticipate our results will benefit from improved leasing metrics.

Thank you for joining us today and we appreciate your support.  We are now happy to answer any questions you may have.